Item 14(c) Exhibit #12

                       Corning Incorporated and Subsidiary
             Companies Computation of Ratio of Earnings to Combined
                     Fixed Charges and Preferred Dividends:
                          (In millions, except ratios)


                                                                                        Fiscal Years ended
                                                                  ------------------------------------------------------------
                                                                   Dec. 31,    Dec. 31,     Dec. 31,     Dec. 31,     Dec. 31,
                                                                     2001        2000         1999         1998         1997
                                                                   --------    --------     --------     --------     --------

(Loss) income from continuing operations before
  taxes on income                                                  $ (6,111)    $ 691        $ 675        $ 482        $ 666
Adjustments:
    Distributed income of equity investees                               73        45           51           63           65
    Amortization of capitalized interest                                 10        11           14           14           13
    Fixed charges net of capitalized interest                           191       135          118           89          102
                                                                   --------     -----        -----        -----        -----

(Loss) earnings before taxes and fixed charges as adjusted         $ (5,837)    $ 882        $ 858        $ 648        $ 846
                                                                   ========     =====        =====        =====        =====

Fixed charges:
    Interest incurred                                              $    202     $ 163        $ 135        $ 114        $ 108
    Portion of rent expense which represents interest factor             30        25           20           19           17
    Amortization of debt costs                                            8         4            4            3            2
                                                                   --------     -----        -----        -----        -----

Total fixed charges                                                     240       192          159          136          127
Capitalized interest                                                    (49)      (57)         (41)         (47)         (25)
                                                                   --------     -----        -----        -----        -----

Total fixed charges net of capitalized interest                    $    191     $ 135        $ 118        $  89        $ 102
                                                                   ========     =====        =====        =====        =====

Preferred dividends:
    Preferred dividend requirement                                 $      1     $   1        $   3        $  15        $  15
    Ratio of pre-tax income to income before minority interest
      and equity earnings                                                         2.4          1.4          1.4          1.5
                                                                   --------     -----        -----        -----        -----
    Pre-tax preferred dividend requirement                                1         2            4           21           23

Total fixed charges                                                     240       192          159          136          127
                                                                   --------     -----        -----        -----        -----

Fixed charges and pre-tax preferred dividend requirement           $    241     $ 194        $ 163        $ 157        $ 150
                                                                   ========     =====        =====        =====        =====

Ratio of earnings to combined fixed charges and preferred
  dividends                                                             *         4.5x         5.3x         4.1x         5.6x
                                                                   ========     =====        =====        =====        =====

Ratio of earnings to fixed charges                                      *         4.6x         5.4x         4.8x         6.7x
                                                                   ========     =====        =====        =====        =====

* Earnings before taxes and fixed charges as adjusted were inadequate to cover total fixed charges by approximately $6.1 billion at December 31, 2001.